Exhibit 99.1

                                              For Immediate ReleasePHIC OMITTED]
                                           Contact: Harvey Grossblatt, President
                                            Universal Security Instruments, Inc.
                                                          410-363-3000, Ext. 224
                                                                              or
                                                          Don Hunt, Jeff Lambert
                                             Lambert, Edwards & Associates, Inc.
                                                                    616-233-0500

        Universal Security Instruments Reports Highest Quarterly Earnings
                        in the Company's 37 Year History

          Earnings Rise to $0.91/Share on 16 Percent Increase in Sales

OWINGS MILLS, MD, August 14, 2006: Universal Security  Instruments,  Inc. (AMEX:
UUU) today announced its financial results for its first quarter ended June 30, 2006.

The Company reported a 77% increase in net income to $1,577,468, or $0.91 per basic share ($0.83 per diluted share), on net sales which rose approximately 16% to $8,038,437 in the first quarter ended June 30, 2006 compared to net income of $889,770 or $0.54 per basic share ($0.50 per diluted share) on net sales of $6,923,810 in the same period last year.

The Company cited continued market share gains in its core product lines, as well as a substantially increased contribution from its Hong Kong Joint Venture as key drivers during the period. Included in the Company's first quarter results was a provision for income tax expense in the amount of $366,000, compared to a net tax benefit of $87,428 in the comparable 2005 quarter. For income tax purposes, the income tax expense in the quarter ended June 30, 2006 was offset by the tax benefit associated with the exercise of employee stock options. As required by GAAP, this tax benefit was credited to additional paid-in capital and, accordingly, the $366,000 income tax liability does not represent a cash requirement of the Company. Also included in last year's first quarter results were legal fees of approximately $430,000 associated with the settlement of a suit brought by a former director and company executive.

"We are very pleased with our results for the period as we build on our momentum in both the electrical distribution and retail channels, while continuing our efforts to control operating costs and maintain efficiencies throughout our operation," said Harvey Grossblatt, chief executive officer.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 37-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

                                    * more *

            7-A GWYNNS MILL COURT o OWINGS MILLS, MARYLAND 21117, USA
                   (410) 363-3000 o www.universalsecurity.com

Universal/Page 2

                      UNIVERSAL SECURITY INSTRUMENTS, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                     Three Months Ended June 30,
                                                           2006         2005
                                                        ----------   ----------
Sales                                                   $8,038,437   $6,923,810
Net income                                               1,577,468     *889,770
Income per share
  Basic                                                 $     0.91   $     0.54
  Diluted                                               $     0.83   $     0.50
Weighted average number of common shares outstanding
  Basic                                                  1,732,201    1,653,025
  Diluted                                                1,900,779    1,788,428

* A net tax benefit of $87,428 was recorded due to the recognition of net operating loss carryforwards and due to a reduction in the valuation allowance previously established to offset tax benefits associated with our deferred tax assets.

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                  ASSETS                                         June 30,
                                                                         -------------------------
                                                                            2006          2005
                                                                         -----------   -----------
Cash                                                                     $ 2,520,233   $   117,496
Accounts receivable and amount due from factor                             5,678,700     5,368,200
Inventory                                                                  5,050,750     4,032,290
Prepaid expenses                                                             443,500       280,209
                                                                         -----------   -----------
TOTAL CURRENT ASSETS                                                      13,693,183     9,798,195

INVESTMENT IN HONG KONG JOINT VENTURE                                      8,193,838     6,833,379

PROPERTY, PLANT AND EQUIPMENT - NET                                           59,001        77,181
DEFERRED TAXES AND OTHER ASSETS                                              491,868       467,266
                                                                         -----------   -----------
TOTAL ASSETS                                                             $22,437,890   $17,176,021
                                                                         ===========   ===========

                   LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                                         $ 1,257,344   $ 1,767,543
Accrued liabilities                                                        1,241,099     1,620,601
                                                                         -----------   -----------
TOTAL CURRENT LIABILITIES                                                  2,498,443     3,388,144

LONG TERM DEBT                                                                    --            --

SHAREHOLDERS' EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares;
issued and outstanding 1,808,951 and 1,653,164 shares at June 30, 2006
and June 30, 2005, respectively                                               18,090        16,532
Additional paid-in capital                                                12,331,843    11,469,881
Retained earnings                                                          7,589,514     2,301,464
TOTAL SHAREHOLDERS' EQUITY                                                19,939,447    13,787,877
                                                                         -----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $22,437,890   $17,176,021
                                                                         ===========   ===========

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words "may," "expects," "anticipates," "believes," "estimates," and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actually results may differ materially, from those described in or contemplated by any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. These risks include, but are not limited to, those risks identified in the Company's periodic reports filed with The Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.